Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-33199) pertaining to the Chicago Bridge & Iron Savings Plan of our report dated June 22, 2007, with respect to the financial statements and schedule of the Chicago Bridge & Iron Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2006.
/s/ Ernst & Young LLP
Houston, Texas
June 22, 2007